EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

WILHELMINA INTERNATIONAL, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

It is hereby certified that:

1.	The name of the corporation is Wilhelmina International, Inc. (the “Corporation”).

2.	The Corporation’s Restated Certificate of Incorporation is hereby amended by amending and restating Article IV, Section 4.1 in its entirety to read as follows:

“4.1 Total Number of Shares of Stock. The total number of shares of all classes of stock that the corporation shall have authority to issue is nine million shares of common stock, par value $0.01 per share (“Common Stock”).”

3.	The Corporation’s Restated Certificate of Incorporation is hereby further amended by deleting Article IV, Section 4.2 in its entirety and substituting therefor the following:

“4.2  [INTENTIONALLY OMITTED]”

4.	The Corporation’s Restated Certificate of Incorporation is hereby further amended by deleting Annex A thereto in its entirety.

5.	The amendment of the Corporation’s Restated Certificate of Incorporation was proposed, approved and deemed advisable by the Board of Directors of the Corporation and directed to be considered and voted upon by the stockholders of the Corporation.

6.	The amendment of the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation’s Board of Directors and by the affirmative vote of the holders of a majority of the capital stock of the Corporation at a meeting duly called and held upon notice on June 13, 2017, in accordance with Section 222 of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed by its Chief Financial Officer this 3rd day of July, 2017.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ JAMES A. MCCARTHY
James A. McCarthy, Chief Financial Officer